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CARRIER1 INTERNATIONAL SA ANNOUNCES EXPIRATION OF TENDER OFFER AND CONSENT
SOLICITATION FOR OUTSTANDING NOTES

LUXEMBOURG 06.12.2001  -- Carrier1 International SA (the "Company") (NASDAQ:
CONE; Neuer Markt: CJN) today announced the expiration of the cash tender offer for its Euro Notes and Dollar Notes and consent solicitation to eliminate or amend certain restrictive covenants and other provisions in the related indentures. No purchases of the Notes pursuant to the tender will be effected because certain conditions of the tender offer were not met.

The Company will continue to consider all and any alternatives with regard to its capital structure in order to achieve the financial and operating flexibility required to pursue strategic opportunities.

ABOUT CARRIER1
Carrier1 International S.A. (Neuer Markt: CJN; NASDAQ: CONE), is one of Europe's top providers of large system solutions for end-to-end Internet, broadband, voice, data-centre and dialup access communications to large users of telecommunications services with a network that spans 14,000 contracted route kilometres in 13 countries, and links 35 European cities. Carrier1 provides its clients with carrier-grade transport and network solutions as well as end-user-ready, value-added services that customers then brand and market to their respective users.

FURTHER INFORMATION
Nicholas Kabcenell
Vice-President -- Strategy & M&A
Carrier1 International SA
 Tel. +44 20 7001 6761
nick.kabcenell@carrier1.com

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FORWARD-LOOKING STATEMENT
This press release does not constitute an offer to purchase the Notes. The information contained in this press release contains "forward-looking" statements within the meaning of the U.S. federal securities laws. These statements can be identified by the use of forward-looking terminology such as "believes", "expects", "plans", "estimates", "may", "will", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks, uncertainties and assumptions.

These statements include those regarding the Company's ability to pursue other alternatives regarding its capital structure.

These statements are based on the current expectations of the management of the Company and performance is subject to risks, uncertainties and other factors that could cause actual results to differ materially from these statements. Such risks include but are not limited to: the deterioration of the market economy, including in Europe and the technology and telecommunications segments; the deterioration of the financial strength of our customer base; adverse regulatory, technological, judicial or competitive developments; decline in the Company's services or products; inability to develop and introduce new technologies, products and services on a timely basis; pressure on pricing resulting from competition; unforeseen construction delays and failure to receive on a timely basis necessary permits or other governmental approvals; failure to obtain any necessary financing when needed; performance failure by third parties with whom the Company has contracted including for the supply or maintenance of infrastructure components and by joint venture partners; the risk of termination of certain joint ventures through which the Company operates; the amount of indebtedness incurred by the Company and its obligations thereunder.

For a more detailed discussion of these risks, uncertainties and other factors affecting the Company, please refer to the Company's Offers to Purchase and Consent Solicitations Statement and the Company's prospectus and periodic reports filed with the U.S. Securities and Exchange Commission on Form 10-K, 10-Q and 8-K, including its Form 10-K for the year ended 31 December 2000 and its Form 10-Qs for the quarters ended 31 March 2001, 30 June 2001 and30 September 2001.